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                                EXHIBIT 2(C)



       FIRST INDEPENDENCE BANK NONTRANSFERABLE STOCK PURCHASE WARRANT





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NAME OF HOLDER:  ______________________________________________________

NUMBER OF WARRANTS: ____________________________________________________


                           FIRST INDEPENDENCE BANK
                   NONTRANSFERABLE STOCK PURCHASE WARRANT


THIS NONTRANSFERABLE STOCK PURCHASE WARRANT (the "Warrant") is dated as of February 15, 1995, and is issued by First Independence Bank, a Florida banking corporation (the "Bank"), to the individual whose name is set forth above.

This certifies that, for value received, the above-named individual (the "Holder"), is entitled to purchase from the Bank at any time during the period ending at 5:00 p.m., Fort Myers, Florida time, on November 1, 1998, the number of shares of Common Stock, par value $5.00 per share ("Common Stock"), of the Bank which is equal to the number of Warrants set forth above. The purchase price per share ("Warrant Price") per each share of Common Stock shall be the greater of $10.00 per share or the book value per share as shown on the quarterly financial statements issued by the Bank next preceding the date this Warrant is exercised. The number of shares purchasable upon exercise of this Warrant and the Warrant Price per share shall be subject to adjustment from time to time as set forth in this Warrant.

This Warrant shall be exercised, in whole or in part by: (i) written notice of intent to exercise the Warrant with respect to a specific number of shares of Common Stock, which notice is delivered by hand delivery or registered or certified mail, return receipt requested, to the Bank at its principal office; and (ii) payment in full (by a check or money order payable to "First Independence Bank") to the Bank at such office, of the amount of the Warrant Price for the number of shares of Common Stock with respect to which the Warrant is then being exercised.

Upon surrender of the Warrant and payment of the Warrant Price, the Bank shall issue and cause to deliver with all reasonable dispatch to or upon the written order of the Holder and in the name of the Holder, a certificate or certificates for the number of full shares of Common Stock so purchased upon the exercise of the Warrant, together with cash in respect to any fractional share otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and the Holder shall be deemed to have become a holder of record of such shares as of the date of the surrender of the Warrant and payment of the Warrant Price. The rights of purchase represented by the Warrant shall be exercisable at the election of the Holder either in full or from time to time in part and, in the event the Warrant is exercised in respect of less than all of the shares of Common Stock for which the Warrant may be exercised at any time prior to the date of expiration of the Warrant, a new Warrant in respect to the shares to which this Warrant shall not have been exercised shall be so issued by the Bank.

This Warrant may be exchanged at the office of the Bank by surrender of this Warrant properly endorsed either separately or in combination with one or more other Warrants for one or more new Warrants of the same aggregate number of shares of Common Stock evidenced by the Warrant or Warrants exchanged.

In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Bank or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, the Board of Directors of the Bank shall make such corresponding adjustments, if any, as may be appropriate in the Warrant Price, and the number, and the kind of shares or property subject to the Warrant herein; provided, however, that no dilution of the Holder's Warrant, or the shares of Common Stock covered thereby, shall result from any such adjustments.

The Bank shall not be required to issue fractional shares on the exercise of the Warrant. If any fraction of a





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share would be issuable on the exercise of the Warrant (or specified portion thereof) the Bank shall pay an amount in cash equal to the Warrant Price multiplied by such fraction.

The Holder hereof may be treated by the Bank and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby.

Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or receive dividends or to consent or to receive notice as shareholder in respect to any meeting of shareholders, or any rights whatsoever as shareholder of the Bank, with respect to the shares of Common Stock subject to the Warrant prior to the purchase of such shares by exercise of the Warrant as provided herein.

The Warrant shall be nontransferable and shall be exercisable only by the Holder in whose name this Warrant is issued.

IN WITNESS WHEREOF, the Bank caused this Stock Purchase Warrant to be duly executed, all as of the day and year first above written.

FIRST INDEPENDENCE BANK


By:      __________________________________________
         Alfred W. Roepstorff
         Chairman of the Board, President,
         and Chief Executive Officer





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